Middlesex Water Company Announces Executive Leadership Changes

ISELIN, N.J., October 29, 2018 -- Middlesex Water Company (the “Company” or “Middlesex”), (Nasdaq:MSEX), a provider of water and wastewater and related services primarily in New Jersey and Delaware, today announced several executive leadership changes in connection with the Company’s continued succession planning initiatives.

Richard M. Risoldi, Vice President – Operations & Chief Operating Officer, has announced he will be retiring effective July 1, 2019 after 29 years of service. Mr. Risoldi will assume the additional title of Senior Vice President effective January 1, 2019 in connection with an expanded role managing numerous leadership transitions and operational initiatives across a variety of functions prior to his retirement in July 2019.

Gerard L. Esposito, President – Tidewater Utilities, Inc. a Middlesex Water subsidiary, has announced he will be retiring effective January 1, 2019 after 20 years of service. Mr. Esposito will be supporting several critical ongoing Company initiatives in a consulting capacity subsequent to his retirement.

A. Bruce O’Connor, Vice President – Chief Financial Officer and Treasurer will assume the title of Senior Vice President - Chief Financial Officer and Treasurer as well as President – Tidewater Utilities, Inc., effective January 1, 2019. Mr. O’Connor has been with the Company for 28 years.

G. Christian Andreasen will assume the role of Assistant Vice President – Enterprise Engineering effective January 1, 2019 and will join the Company’s Executive Committee. This role will bring the Engineering and all related elements of capital planning and execution for all companies in the Middlesex Water Company enterprise under a single management structure. Mr. Andreasen has been with the Company for 36 years and currently serves as Director – Engineering for the Company’s New Jersey operations and as Vice President for the Pinelands Water & Wastewater Companies.

Georgia M. Simpson will assume the role of Assistant Vice President – Information Technology effective January 1, 2019 and will join the Company’s Executive Committee. This role reflects the expanded prominence of information technology in the Company’s strategy, business processes and risk profile. Ms. Simpson has been with the Company for 9 years and currently serves as Director – Information Technology.

Robert Fullagar will assume the role of Assistant Vice President – Operations effective January 1, 2019 and will join the Company’s Executive Committee. Mr. Fullagar will assume responsibility for the Production and Distribution functions as well as wastewater Collection and Treatment functions enterprise-wide. Mr. Fullagar has been with the Company for 21 years and currently serves as Director – Distribution for the Company’s New Jersey operations and as Vice President for Twin Lakes Utilities, Inc.

“We’re very grateful for the many contributions both Rick and Jerry have made to the Company’s success over their tenure in their support of our customers, employees and shareholders and we congratulate them on their plans for a well-deserved retirement,” said Dennis Doll, Middlesex President & CEO. “We’re also grateful we have a group of extraordinarily talented individuals who are prepared to assume larger leadership roles in supporting the Company’s future growth and ongoing focus on operational excellence and shareholder value,” added Doll.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, is an investor-owned water and wastewater utility, serving customers in central and southern New Jersey, Delaware and Pennsylvania.  For additional information regarding Middlesex Water Company visit www.middlesexwater.com.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost-containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

1500 Ronson Road

Iselin, New Jersey 08830

www.middlesexwater.com

(732) 638-7549